EXHIBIT 99

RISK FACTORS

          The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks.

Market fluctuations could adversely affect our business.

         As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. In the event of a market downturn, our business could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

Possible decline in revenues from commissions in a market downturn.

         A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

We may incur significant losses from trading and investment activities due to market fluctuations and volatility.

         We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e. have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Investment banking revenues may decline in adverse market or economic conditions.

         Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.

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Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

         Our policies and procedures to identify, monitor and manage risks may not be fully effective. Some methods of managing risk are based upon the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by us. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

         We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

         We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations to us could adversely affect our revenue and perhaps our ability to borrow in the credit markets.

We may have difficulty effectively managing our growth.

         Over the past several years, we have experienced significant growth in our business activities and the number of our employees. We expect our business to continue to grow. Such growth will require increased investments in management personnel, financial and management systems and controls, and facilities, which, in the absence of parallel revenue growth, of which there can be no assurance, would cause our operating margins to decline from current levels. In addition, as is common in the securities industry, we will continue to be highly dependent on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect our ability to manage growth.

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We depend on five key employees and the loss of any of their services could harm our business.

         Our success depends on several key employees. The loss of any key employee could materially and adversely affect us. Although we entered into five-year employment agreements in August 1999 with Joseph Berland, Richard Rosenstock, Mark Zeitchick, Vincent Mangone and David Thalheim, these agreements may be terminated by these employees upon 30 days' notice. Each of those employees is entitled to participate in our Bonus Plan, is entitled to receive additional compensation through our Special Performance Plan and has been granted options to purchase 100,000 shares of our Common Stock through the 1999 Performance Equity Plan. In addition, while these employment agreements contain various incentives, as well as nonsolicitation provisions in our favor, these provisions may be insufficient to retain any or all of these persons in our employ in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price were to decline or fail to appreciate sufficiently to be a competitive source of a portion of professional compensation. We do not maintain and we do not intend to obtain key man insurance on the lives of any of these employees.

We face significant competition for professional employees.

         From time to time, individuals we employ may choose to leave us to pursue other opportunities and we have experienced losses of research, investment banking and sales and trading professionals. The level of competition for key personnel remains intense. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research, or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

We currently do not have internet brokerage service capability.

         Recently, a growing number of brokerage firms, including firms with substantially more name recognition and financial and other resources than us, have offered internet brokerage services to their customers in response to increased customer demand for such services. While we may seek to offer internet brokerage services in the future, there can be no assurance that we will be able to offer internet brokerage services that will appeal to its current or prospective customers or that any internet brokerage services conducted in the future by us will be profitable. Our failure to commence internet brokerage services in the near future or to attract customers to any internet brokerage services that we commence could have a material adverse effect on our business.

We rely very heavily on our clearing broker, Bear Stearns Securities Corp. and termination of our agreement with it could disrupt our business.

         Bear Stearns Securities Corp. acts as our clearing broker. It processes all securities transactions and maintains customer accounts on a fee basis for our account and for the accounts of our clients. It also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. We depend upon the operational capacity and ability of Bear Stearns Securities Corp. for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If our clearing agreement was terminated for any reason, it could disrupt our business since we would find it necessary to engage another clearing firm.

Our clearing broker extends credit to our clients and we are liable if our clients do not pay.

         We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by our clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, our clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing broker for losses it incurs while extending credit to our clients.

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Employee misconduct could harm us and is difficult to detect and deter.

         We run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. The precautions we take to prevent and detect this activity may not be effective to deter or prevent misconduct.

We are currently subject to extensive securities regulation, and the failure to comply could subject us to penalties or sanctions.

         The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations ("SROs"), including the NASD and the MSRB.

         We are registered as a broker-dealer with the SEC, are a member firm of the NASD and are a broker-dealer in every state in the United States, the District of Columbia and Puerto Rico. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Much of the regulation of broker-dealers has been delegated to SROs, principally the NASD Regulation, Inc., the regulatory arm of the NASD, which has been designated by the SEC as our primary regulatory agency. NASD Regulation adopts rules, which are subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations.

         Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. In the event of noncompliance by us with an applicable regulation, governmental regulators and self-regulatory organizations may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any such penalties or other sanctions on us could have a material adverse effect on our operating results and financial condition.

         The regulatory environment is also subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.


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Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD.

         We are subject to the SEC's net capital rule, which requires the maintenance of minimum net capital. We compute our net capital under the aggregate indebtedness method permitted by the net capital rule, which requires that we maintain minimum net capital which is the greater of 6-2/3% of aggregate indebtedness (as defined in the net capital rule) or $100,000, or an amount determinable based on the market price and number of securities in which we are a market-maker, not to exceed $1,000,000. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash, and the regulations require a conservative perspective of other assets such as a broker-dealer's position in securities. The requirements of the net capital rule provide that a broker-dealer shall maintain a certain minimum level of net capital and a certain ratio of net capital to aggregate indebtedness. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities, and limits the ability of securities firms to pay dividends or make payments on certain indebtedness, e.g., subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. The NASD may enter the offices of a broker-dealer at any time, without notice, and calculate such firm's net capital. In the event such calculation reveals a deficiency in net capital, the NASD may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. There can be no assurance that we will be able to maintain adequate net capital, or that our net capital will not fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.

Risk of losses associated with securities laws violations and litigation.

         Many aspects of our business will involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seeks substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, such smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits, or no such insurance, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller companies' securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

         In the normal course of business, we have been, and continue to be the subject of numerous civil actions and arbitrations arising out of customers complaints relating to our activities as a broker-dealer in securities, as an employer and as a result of other business activities. In general, the cases involve various allegations that our employees had mishandled customer accounts. At September 30, 2000, the total amount sought from us in pending and threatened claims is approximately $11,600,000. It is our opinion, based upon historical experience and the reserves established by us, that the resolution of the claims presently pending will not have a material adverse effect on our financial condition.

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         On or about June 30, 1999, we entered into a consent order with the
State of Connecticut, Department of Banking, without admitting or denying any substantive acts or violations, in which we agreed, among other things, that we would hire a consultant to review our supervisory and employee procedures and make written recommendations for implementation of additional procedures to insure compliance with securities laws. For two years we must submit periodic reports to the relevant government agency describing any securities-related complaints involving Connecticut residents and initiated against us or against any of our officers, directors or employees. Also, for two years we are required to limit our brokerage activities in the State of Connecticut to securities listed on the New York Stock Exchange, the American Stock Exchange, and/or the Nasdaq National Market, corporate debt securities, municipal securities, securities issued by investment companies subject to regulation under the Investment Company Act of 1940, United States securities and insurance products subject to regulation by the Connecticut Insurance Commissioner. Such limitations do not apply to accounts established prior to April 15, 1999 or to accounts of "accredited investors," as defined under the Securities Act. We paid a $20,000 administrative penalty, $5,000 to reimburse state costs and $5,000 to that state's Investor Education Fund. Lastly, we must also pay the costs of one or more examinations to be conducted by the relevant government agency within twenty-four months following entry of the consent order, which cost will not exceed $2,500. If we fail to comply with the consent order, we will be subject to a fine of $15,000 and to the revocation of our broker-dealer registration in Connecticut.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions by our company requiring a vote of our stockholders.

         Our directors and executive officers own approximately 58.4% of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of the directors of our company and all other matters that are put to a vote of our stockholders and otherwise generally control our company's affairs and operations.

We may issue preferred stock with preferential rights which may adversely affect your rights.

         The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of "blank check" preferred stock, and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further stockholder approval. To date, we have not issued any shares of preferred stock.